        As filed with the Securities and Exchange Commission on February 2, 2001
                                                    Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           INSITE VISION INCORPORATED
             (Exact name of registrant as specified in its charter)
             ------------------------------------------------------

              DELAWARE                             2836                              94-3015807
  (State or other jurisdiction of        (Primary Standard Industrial             (I.R.S. Employer
   incorporation or organization)        Classification Code Number)            Identification Number)

                               965 ATLANTIC AVENUE
                            ALAMEDA, CALIFORNIA 94501
                                 (510) 865-8800

(Address, including zip code, and telephone number, including area code, of the
                   Registrant's principal executive offices)

                              --------------------

                         S. KUMAR CHANDRASEKARAN, PH.D.
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           INSITE VISION INCORPORATED

                               965 ATLANTIC AVENUE
                            ALAMEDA, CALIFORNIA 94501
                                 (510) 865-8800
   (Name and address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------
                                   COPIES TO:

                             TIMOTHY R. CURRY, ESQ.
                         Brobeck, Phleger & Harrison LLP
                              Two Embarcadero Place
                                 2200 Geng Road
                               Palo Alto, CA 94303
                                 (650) 424-0160
                              --------------------
        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
     TITLE OF SHARES TO BE REGISTERED             PROPOSED MAXIMUM AGGREGATE            AMOUNT OF REGISTRATION FEE
                                                       OFFERING PRICE(1)
-----------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.01 par value per share                  $40,000,000                             $10,000
=======================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2001


PROSPECTUS

                           INSITE VISION INCORPORATED

                                   $40,000,000

                                  COMMON STOCK
                                 ---------------


         This prospectus will allow us to issue our common stock from time to time. This means

         - we will provide a prospectus supplement each time we issue securities;

         - the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document; and

         - you should read this document and any prospectus supplement carefully before you invest.

         Our common stock is traded on The American Stock Exchange under the symbol "ISV." On January 31, 2001, the last sale price for our common stock as quoted on The American Stock Exchange was $3.50 per share.

         We have engaged Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering on a best efforts basis.

                                 ---------------


         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF COMMON STOCK.

                                 ---------------



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------


                The date of this prospectus is ___________, 2001

                           INSITE VISION INCORPORATED

        The more detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus qualifies the following information in its entirety. This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results including the forecasted timing of clinical trials and market launches could differ materially from those projected in the forward-looking statements as a result of a variety of reasons including certain of the risk factors set forth elsewhere in this prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

        We are an ophthalmic product development company focused on developing genetically based tools, for the diagnosis, prognosis and management of glaucoma, as well as ophthalmic pharmaceutical products based on our proprietary DuraSite(R) eyedrop-based drug delivery technology. InSite Vision's retinal programs include both therapeutic agents and drug delivery technologies.

        We are focusing our research and development on the following:

        - expanding our ISV-900 technology for the diagnosis, prognosis and management of glaucoma;

        - providing on-going technical support to Pharmacia Corporation for ISV-205, a DuraSite formulation for the treatment of glaucoma;

        - ISV-401, a DuraSite formulation of a novel antibiotic not currently used in ophthalmology;

        -       ISV-014, a retinal drug delivery device; and

        -       treatments for diabetic retinopathy and macular degeneration.

        We are collaborating with academic researchers to develop new diagnostic, prognostic and management tools for primary congenital, juvenile and primary open angle glaucomas. Primary congenital glaucoma is an inherited eye disorder and is one of the leading causes of blindness and visual impairment affecting infants. A gene-based diagnostic kit may allow early detection of the disease before considerable irreversible damage has occurred and may improve the ability to treat it successfully. Primary open angle glaucoma usually affects people over the age of forty. Current glaucoma tests are generally unable to detect the disease before substantial damage to the optic nerve has occurred. Gene-based tests may make it possible to identify patients at risk and initiate treatment before permanent optic nerve damage and vision loss occurs.

        Our glaucoma genetics program is being carried out in collaboration with academic researchers. This program focuses on discovering genes that are associated with glaucoma and the mutations on these genes that cause the disease. The application of this genetic information may enable the development of new glaucoma diagnostic, prognostic and management tools. To date, our academic collaborators have identified genes associated with primary open-angle glaucoma (the most prevalent form of the disease in adults), juvenile glaucoma and primary congenital glaucoma. We have developed a diagnostic/prognostic technology, ISV-900, which may be capable of identifying multiple glaucoma genetic markers from a single sample.

        In December 2000, we terminated our ISV-900 licensing agreement with Pharmacia Corporation, which we entered into in November 1999. As a result of this termination, we will now be responsible for all marketing and further development activities related to the ISV-900 program. We have begun development of a detailed marketing plan intended to support a launch of a glaucoma genetic test in the second half of 2001.

        The development of the ISV-205 product candidate is another result of our glaucoma genetics research. This DuraSite formulation contains a drug that has been shown in cell and organ culture systems to inhibit the production of a protein that appears to cause glaucoma. In January 1999, we entered into a transaction that granted Pharmacia Corporation an exclusive worldwide license for ISV-205 for the treatment of glaucoma. In June 1999, we announced positive results from our steroid induced glaucoma Phase II trial of ISV-205. Pharmacia Corporation has assumed the continued development of the product with our continued technical support and is conducting a Phase II trial.

        ISV-401 is a DuraSite formulation of an antibiotic that has not previously been used in ophthalmology. ISV-401 contains an antibiotic that is effective for gram-negative and gram-positive bacteria and may enable reduced dosing frequency. ISV-401 may be effective for a broad-spectrum of bacteria and may enable physicians the ability to use it to treat a variety of ophthalmic diseases.

        ISV-014 is a device designed to provide controlled, non-surgical delivery of ophthalmic drugs to the retina and surrounding tissues. We are continuing to enhance the device and are collaborating with various academic researchers to perform invivo experiments delivering products with a variety of molecular sizes to retinal tissues. The combination of this device technology with polymer-based drug platforms may permit long term delivery of therapeutic agents to treat several retinal diseases that currently cannot be effectively treated.

        Our DuraSite delivery system is a patented eyedrop formulation comprising a cross-linked carboxyl-containing polymer which incorporates the drug to be delivered to the eye and can be customized to deliver a wide variety of potential drug candidates with a broad range of molecular weights and other properties. The formulation is instilled in the cul-de-sac of the eye as a small volume eyedrop and remains in the eye for up to several hours. The active drug ingredient is gradually released during this time. This increased residence time is designed to permit lower concentrations of a drug to be administered over a longer period of time, thereby minimizing the inconvenience of frequent dosing and reducing potential adverse side effects. Eyedrops delivered in the DuraSite system are a contrast to conventional eyedrops because conventional eyedrops typically only last a few minutes in the eye and require delivery of a highly concentrated burst of drug and frequent administration to sustain therapeutic levels.

        Our executive offices are located at 965 Atlantic Avenue, Alameda, California 94501 and our telephone number is (510) 865-8800. InSite Vision Limited, a United Kingdom corporation, is our wholly-owned subsidiary. Our web address is: www.insitevision.com. Information contained in our website shall not be incorporated by reference into or otherwise deemed a part of this prospectus.

        InSite, InSite Vision Incorporated, the InSite Vision Incorporated logo, InSite Vision Limited, DuraSite, AquaSite(TM), MethaSite(TM), PilaSite(R), BetaSite(R) and ToPreSite(TM) are our trademarks. All other brand names or trademarks appearing or incorporated by reference in this prospectus are the property of their respective holders.


                                  RISK FACTORS

        The shares offered by this prospectus involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this prospectus before purchasing the shares of our common stock offered by this prospectus. In addition to the historical information contained in or incorporated by reference into this prospectus, the discussion in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in or incorporated by reference into this prospectus. Our actual results could differ materially from those discussed in or incorporated by reference into this prospectus. Factors that could cause or contribute to such differences include those discussed below as well as those cautionary statements and other factors set forth elsewhere herein.

IT IS DIFFICULT TO EVALUATE OUR BUSINESS BECAUSE WE ARE IN AN EARLY STAGE OF DEVELOPMENT AND OUR TECHNOLOGY IS UNTESTED

        We are in an early stage of developing our business. We have only received an insignificant amount of royalties from the sale of one of our products, an over-the-counter dry eye treatment. Before regulatory authorities grant us marketing approval, we need to conduct significant additional research and development and preclinical and clinical testing. All of our products are subject to risks that are inherent to products based upon new technologies. These risks include the risks that our products:

        -       are found to be unsafe or ineffective;

        - fail to receive necessary marketing clearance from regulatory authorities;

        - even if safe and effective, are too difficult or expensive to manufacture or market;

        -       are unmarketable due to the proprietary rights of third parties;
                or

        - are not able to compete with superior, equivalent or more cost-effective products offered by competitors.

        Therefore, our research and development activities may not result in any commercially viable products.

WE WILL REQUIRE SIGNIFICANT ADDITIONAL FUNDING FOR OUR CAPITAL REQUIREMENTS AND WE MAY HAVE DIFFICULTY RAISING ADDITIONAL FUNDING

        We will require substantial additional funding to develop and conduct testing on our potential products. We will also require additional funding to support our sales and marketing efforts for our ISV-900 product and if we decide to manufacture or market any other products, independently. Our future capital requirements depend upon many factors, including:

        - The cost of establishing a marketing organization for ISV-900 and the related promotional activities;

        -       the progress of our research and development programs;

        -       the progress of preclinical and clinical testing;

        - whether we manufacture and market any of our other products, ourselves;

        - our ability to establish additional corporate partnerships to develop, manufacture and market our potential products;

        -       the time and cost involved in obtaining regulatory approvals;

        - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

        -       competing technological and market developments;

        - changes in our existing collaborative and licensing relationships; and

        -       the purchase of additional capital equipment.

        In addition, as part of the ISV-900 licensing activities, we received a $5.0 million licensing fee from Pharmacia Corporation. The University of California Regents alleged that they were entitled to receive up to $2.5 million of this payment under the terms of the August 1994 license agreement between us and the University of California Regents. We disputed this allegation and we were able to resolve this conflict without making any additional payments from the licensing fee. We did, however, agree to amend our 1994 license agreement with the University of California Regents to provide for the payment of an increased royalty to the University of California Regents for a limited period of time.

        We may seek additional funding through public or private equity or debt financing, collaborative or other arrangements, and from other sources. We may not be able to secure additional funding from these sources, and any funding may not be on terms acceptable to us. In addition, our board of directors has the authority to determine the price and terms of any sale of common stock covered by this prospectus and the rights, preferences and privileges of any preferred stock or debt or other security that is convertible into or exercisable for the common stock covered by this prospectus. The terms of any securities issued to future investors may be superior to the rights of our common stockholders, could result in substantial dilution and could adversely affect the market price for our common stock.

        Our stockholders will suffer substantial dilution if we raise additional funds by issuing equity securities. However, if we cannot raise additional funding, we may be required to delay, scale back or eliminate one or more of our research, discovery or development programs, or scale back or cease operations altogether. In addition, the failure to raise additional funding may force us to enter into agreements with third parties on terms which are disadvantageous to us, which may, among other things, require us to relinquish rights to our technologies, products or potential products.

WE HAVE A HISTORY OF OPERATING LOSSES AND WE EXPECT TO CONTINUE TO HAVE LOSSES IN THE FUTURE

        We have incurred significant operating losses since our inception in 1986 and have pursued numerous drug development candidates which did not prove to have commercial potential. As of September 30, 2000, our accumulated deficit was approximately $87.4 million. We expect to incur net losses for the foreseeable future or until we are able to achieve significant royalties from sales of our licensed products even though we achieved profitability in 1999.

        Attaining significant revenue or profitability depends upon our ability, alone or with third parties, to successfully develop our potential products, conduct clinical trials, obtain required regulatory approvals and successfully manufacture and market our products. We may not ever achieve or be able to maintain significant revenue or profitability.

WE RELY ON THIRD PARTIES TO DEVELOP, MARKET AND SELL OUR PRODUCTS, WE MAY NOT BE ABLE TO CONTINUE OR ENTER INTO THIRD PARTY ARRANGEMENTS, AND THESE THIRD PARTIES' EFFORTS MAY NOT BE SUCCESSFUL

        We have begun to develop a marketing organization focused on the launch of the ISV-900 product. We do not plan on establishing a dedicated sales force or a marketing organization for our other product candidates and plan to primarily use external marketing and sales resources even for ISV-900. We also rely on third parties for clinical testing. If we are to successfully develop and commercialize our product candidates, other than ISV-900, we will be required to enter into arrangements with one or more third parties that will:

        -       provide for Phase III clinical testing;

        - obtain or assist us in other activities associated with obtaining regulatory approvals for our product candidates; and

        -       market and sell our products, if they are approved.

        We plan to market and sell the ISV-900 product mainly using external marketing and sales resources that may include:

        -       marketing consultants;

        -       contract sales organizations;

        -       a network of key ophthalmic clinicians; and

        -       other resources with ophthalmic expertise.

        We may not be able to enter into arrangements with third parties with ophthalmic or diagnostic industry experience on acceptable terms or at all. If we are not successful in concluding such arrangements on acceptable terms, we may be required to establish our own sales force and significantly expand our marketing organization, despite the fact that we have no experience in sales, marketing or distribution. We may not be able to build such a marketing staff or sales force and our sales and marketing efforts may not be cost-effective or successful.

        Our strategy for research, development and commercialization of certain of our products requires us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others. Furthermore, we are dependent on the diligent efforts and subsequent success of these outside parties in performing their responsibilities.

        Even if we or those working with us obtain regulatory approvals, to the extent we have entered into or will enter into co-marketing, co-promotion or other licensing arrangements for the marketing and sale of our products, any revenues that we receive will be dependent on the efforts of third parties, such as Pharmacia Corporation, CIBA Vision and Bausch & Lomb. These partners may not diligently or successfully market our products, and these efforts may not be successful. We may not be able to conclude arrangements with other companies to support the commercialization of our products on acceptable terms.

        In addition, our collaborators may take the position that they are free to compete using our technology without compensating or entering into agreements with us. Furthermore, our collaborators may pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases or disorders targeted by these collaborative programs.

OUR BUSINESS DEPENDS UPON OUR PROPRIETARY RIGHTS, AND WE MAY NOT BE ABLE TO ADEQUATELY PROTECT, ENFORCE OR SECURE OUR INTELLECTUAL PROPERTY RIGHTS

        Our success will depend in large part on our ability to obtain patents, protect trade secrets, obtain and maintain rights to technology developed by others, and operate without infringing upon the proprietary rights of others. A substantial number of patents in the field of ophthalmology and genetics have been issued to pharmaceutical, biotechnology and biopharmaceutical companies. Moreover, competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with ours. Our patent applications may not be approved. We may not be able to develop additional proprietary products that are patentable. Even if we receive patent issuances, those issued patents may not be able to provide us with adequate protection for our inventions or may be challenged by others. Furthermore, the patents of others may impair our ability to commercialize our products. The patent positions of firms in the pharmaceutical and genetic industries generally are highly uncertain, involve complex legal and factual questions, and have recently been the subject of much litigation. Neither the United States Patent and Trademark Office nor the courts has developed, formulated, or presented a consistent policy regarding the breadth of claims allowed or the degree of protection afforded under pharmaceutical and genetic patents. Despite our efforts to protect our proprietary rights, others may independently develop similar products, duplicate any of our products or design around any of our patents. In addition, third parties from which we have licensed or otherwise obtained technology may attempt to terminate or scale back our rights.

        A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflicts could limit the scope of the patents, if any, we may be able to obtain or result in the denial of our patent applications. In addition, if the United States Patent and Trademark Office or foreign patent agencies have issued or issue patents that cover our activities to other companies, we may not be able to obtain licenses to these patents at all, or at a reasonable cost, or be able to develop or obtain alternative technology. If we do not obtain such licenses, we could encounter delays in or be precluded altogether from introducing products to the market.

        We may need to litigate in order to defend against or assert claims of infringement, to enforce patents issued to us or to protect trade secrets or know-how owned or licensed by us. Litigation could result in substantial cost to and diversion of effort by us, which may harm our business. We have also agreed to indemnify our licensees, including Pharmacia Corporation, against infringement claims by third parties related to our technology, which could result in additional litigation costs and liability for us. In addition, our efforts to protect or defend our proprietary rights may not be successful or, even if successful, may result in substantial cost to us.

        We also depend upon unpatented trade secrets to maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Our trade secrets may also be disclosed, and we may not be able to effectively protect our rights to unpatented trade secrets. To the extent that we or our consultants or research collaborators use intellectual property owned by others, disputes also may arise as to the rights in related or resulting know-how and inventions.

IF WE ENGAGE IN ACQUISITIONS, WE WILL INCUR A VARIETY OF COSTS, AND THE ANTICIPATED BENEFITS OF THE ACQUISITION MAY NEVER BE REALIZED

        At some point in the future we may pursue acquisitions of companies, product lines, technologies or businesses that our management believes are complementary or otherwise beneficial to us. Any of these acquisitions could have negative effects on our business. Future acquisitions may result in substantial dilution to our stockholders, the incurrence of additional debt and amortization expenses related to goodwill, research and development and other intangible assets. Any of these results could harm our financial condition. In addition, acquisitions would involve several risks for us, including:

        - assimilating employees, operations, technologies and products from the acquired companies with our existing employees, operation, technologies and products;

        - diverting our management's attention from day-to-day operation of our business;

        - entering markets in which we have no or limited direct experience; and

        -       potentially losing key employees from the acquired companies.

WE HAVE NO EXPERIENCE IN COMMERCIAL MANUFACTURING AND NEED TO ESTABLISH MANUFACTURING RELATIONSHIPS WITH THIRD PARTIES, AND IF CONTRACT MANUFACTURING IS NOT AVAILABLE TO US OR DOES NOT SATISFY REGULATORY REQUIREMENTS, WE WILL HAVE TO ESTABLISH OUR OWN REGULATORY COMPLIANT MANUFACTURING CAPABILITY

        We have no experience manufacturing products for commercial purposes. We have a pilot facility licensed by the State of California to manufacture a number of our products for Phase I and Phase II clinical trials. In July 1999, we terminated our alliance under which Bausch & Lomb agreed to manufacture our products. Any delays or difficulties that we may encounter in establishing and maintaining a relationship with other qualified manufacturers to produce, package and distribute our finished products may harm our clinical trials, regulatory filings, market introduction and subsequent sales of our products.

        Contract manufacturers must adhere to Good Manufacturing Practices regulations which are strictly enforced by the Food and Drug Administration, or FDA, on an ongoing basis through its facilities inspection program. Contract manufacturing facilities must pass a pre-approval plant inspection before the FDA will approve a new drug application. Some of the material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. The FDA or other regulatory agencies may not approve the process or the facilities by which any of our products may be manufactured. Our dependence on third parties to manufacture our products may harm our ability to develop and deliver products on a timely and competitive basis. Should we be required to manufacture products ourselves, we:

        - will be required to expend significant amounts of capital to install a manufacturing capability;

        -       will be subject to the regulatory requirements described above;

        - will be subject to similar risks regarding delays or difficulties encountered in manufacturing any such products; and

        -       will require substantial additional capital.

        Therefore, we may not be able to manufacture any products successfully or in a cost-effective manner.

WE HAVE NO EXPERIENCE IN PERFORMING THE ANALYTICAL PROCEDURES RELATED TO GENETIC TESTING AND NEED TO ESTABLISH A COMMERCIAL AGREEMENT WITH THIRD PARTIES TO PERFORM THESE PROCEDURES, AND IF WE ARE UNABLE TO ESTABLISH AN AGREEMENT, WE WILL HAVE TO ESTABLISH OUR OWN REGULATORY COMPLIANT ANALYTICAL PROCESS FOR GENETIC TESTING.

        We have no experience in the analytical procedures related to genetic testing. We have an agreement with a clinical laboratory to perform the procedures at a research scale. If we are unsuccessful in reaching a commercial scale agreement with this clinical laboratory, the launch of the ISV-900 product may be delayed. If we are unable to reach an agreement with another clinical laboratory, we may have to establish our own facilities.

        Clinical laboratories must adhere to Good Laboratory Practice regulations that are strictly enforced by the FDA on an ongoing basis through its facilities inspection program. Should we be required to perform the analytical procedures for genetic testing ourselves, we:

        - will be required to expend significant amounts of capital to install an analytical capability;

        -       will be subject to the regulatory requirements described above;
                and

        -       will require substantial additional capital.

        Therefore, we may not be able to perform any procedures related to the ISV-900 product successfully or in a timely or cost-effective manner.

WE RELY ON A SOLE SOURCE FOR SOME OF THE RAW MATERIALS IN OUR PRODUCTS, AND THE RAW MATERIALS WE NEED MAY NOT BE AVAILABLE TO US

        We have been dependent upon British Biotech for the supply of batimastat. Batimastat is the active drug incorporated into our ISV-615 product candidate. British Biotech has terminated license negotiations with us and is no longer supplying us with Batimastat. We are pursing resumption of the licensing negotiation with British Biotech. If we cannot obtain Batimastat from British Biotech we most likely will not have any source of ongoing raw materials for ISV 615 and we may be forced to discontinue this program.

        In addition, certain of the raw materials we use in formulating our DuraSite drug delivery system, and other components of our product candidates, are available from only one source. Any significant interruption in the supply of these raw materials could delay our clinical trials, product development or product sales and could harm our business.

OUR PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATIONS AND APPROVAL WHICH MAY DELAY OR PREVENT THE MARKETING OF POTENTIAL PRODUCTS AND IMPOSE COSTLY PROCEDURES UPON OUR ACTIVITIES

        The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon preclinical and clinical testing, manufacturing and marketing of pharmaceutical products. Lengthy and detailed preclinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures are required. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approval for any products we develop on a timely basis, or at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even after we have obtained regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Moreover, the FDA has recently reduced previous restrictions on the marketing, sale and prescription of products for indications other than those specifically approved by the FDA. Accordingly, even if we receive FDA approval of a product for certain indicated uses, our competitors, including our collaborators, could market products for such indications even if such products have not been specifically approved for such indications. Delay in obtaining or failure to obtain regulatory approvals would make it difficult or impossible to market our products and would harm our business.

        The FDA's policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of our potential products. Moreover, increased attention to the containment of health care costs in the United States could result in new government regulations that could harm our business. Adverse governmental regulation might arise from future legislative or administrative action, either in the United States or abroad. See "--Uncertainties regarding health care reform and third-party reimbursement may impair our ability to raise capital, form collaborations and sell our products."

WE COMPETE IN HIGHLY COMPETITIVE MARKETS AND OUR COMPETITORS' FINANCIAL, TECHNICAL, MARKETING, MANUFACTURING AND HUMAN RESOURCES MAY SURPASS OR LIMIT OUR ABILITY TO DEVELOP AND/OR MARKET OUR PRODUCTS AND TECHNOLOGIES

        Our success depends upon developing and maintaining a competitive advantage in the development of products and technologies in our areas of focus. We have many competitors in the United States and abroad, including pharmaceutical, biotechnology and other companies with varying resources and degrees of concentration in the ophthalmic market. Our competitors may have existing products or products under development which may be technically superior to ours or which may be less costly or more acceptable to the market. Competition from these companies is intense and is expected to increase as new products enter the market and new technologies become available. Many of our competitors have substantially greater financial, technical, marketing, manufacturing and human resources. In addition, they may also succeed in developing technologies and products that are more effective, safer, less expensive or otherwise more commercially acceptable than any which we have or will develop. Our competitors may obtain cost advantages, patent protection or other intellectual property rights that would block or limit our ability to develop our potential products. Our competitors may also obtain regulatory approval for commercialization of their products more effectively or rapidly than we will. If we decide to manufacture and market our products by ourselves, we will be competing in areas in which we have limited or no experience such as manufacturing efficiency and marketing capabilities. See "-- We have no experience in commercial manufacturing and need to establish manufacturing relationships with third parties, and if contract manufacturing is not available to us or does not satisfy regulatory requirements, we will have to establish our own regulatory compliant manufacturing capability."

WE ARE DEPENDENT UPON KEY EMPLOYEES AND WE MAY NOT BE ABLE TO RETAIN OR ATTRACT NEW KEY EMPLOYEES

        We are highly dependent on Dr. Chandrasekaran and other principal members of our scientific and management staff. The loss of services from these key personnel might significantly delay the achievement of planned development objectives. Furthermore, a critical factor to our success is recruiting and retaining qualified personnel. Competition for skilled individuals in the biotechnology business is highly intense, and we may not be able to continue to attract and retain personnel necessary for the development of our business. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could harm our business.

OUR INSURANCE COVERAGE MAY NOT ADEQUATELY COVER OUR POTENTIAL PRODUCT LIABILITY EXPOSURE

        We are exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry is extremely expensive. Our present product liability insurance coverage may not be adequate. In addition, our existing coverage will not be adequate as we further develop, manufacture and market our products, and adequate insurance coverage against potential claims may not be available in sufficient amounts or at a reasonable cost.

UNCERTAINTIES REGARDING HEALTHCARE REFORM AND THIRD-PARTY REIMBURSEMENT MAY IMPAIR OUR ABILITY TO RAISE CAPITAL, FORM COLLABORATIONS AND SELL OUR PRODUCTS

        The continuing efforts of governmental and third party payers to contain or reduce the costs of healthcare through various means may harm our business. For example, in some foreign markets the pricing or profitability of health care products is subject to government control. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to implement similar government control. The implementation or even the announcement of any of these legislative or regulatory proposals or reforms could harm our business by impeding our ability to achieve profitability, raise capital or form collaborations.

        In addition, the availability of reimbursement from third party payers determines, in large part, the demand for healthcare products in the United States and elsewhere. Examples of such third party payers are government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and third party payers are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to the market, reimbursement from third party payers may not be available or may not be sufficient to allow us to sell our products on a competitive or profitable basis.

OUR USE OF HAZARDOUS MATERIALS MAY POSE ENVIRONMENTAL RISKS AND LIABILITIES WHICH MAY CAUSE US TO INCUR SIGNIFICANT COSTS

        Our research, development and manufacturing processes involve the controlled use of small amounts of radioactive and other hazardous materials. We are subject to federal, state and local laws, regulations and policies governing the use, manufacture, storage, handling and disposal of radioactive and other hazardous materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by current laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. Moreover, we may be required to incur significant costs to comply with environmental laws and regulations, especially to the extent that we manufacture our own products.

MANAGEMENT AND PRINCIPAL STOCKHOLDERS MAY BE ABLE TO EXERT SIGNIFICANT CONTROL ON MATTERS REQUIRING APPROVAL BY OUR STOCKHOLDERS

        As of September 30, 2000, our management and principal stockholders together beneficially owned approximately 25% of our outstanding shares of common stock. As a result, these stockholders, acting together, may be able to effectively control all matters requiring approval by our stockholders, including the election of a majority of our directors and the approval of business combinations.

THE MARKET PRICES FOR SECURITIES OF BIOPHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES SUCH AS OURS MAY BE HIGHLY VOLATILE DUE TO REASONS THAT ARE RELATED AND UNRELATED TO THE OPERATING PERFORMANCE AND PROGRESS OF OUR COMPANY

        The market prices for securities of biopharmaceutical and biotechnology companies, including ours, have been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements, such as the results of testing and clinical trials, the status of our relationships with third-party collaborators, technological innovations or new therapeutic products, governmental regulation, developments in patent or other proprietary rights, litigation or public concern as to the safety of products developed by us or others and general market conditions, concerning us, our competitors or other biopharmaceutical companies, may have a significant effect on the market price of our common stock. We have not paid any cash dividends on our common stock, and we do not anticipate paying any dividends in the foreseeable future.

WE HAVE ADOPTED AND ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY

        Provisions of our certificate of incorporation and bylaws may constrain or discourage a third party from acquiring or attempting to acquire control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. The board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors has the authority to determine the price, rights, preferences, privileges and restrictions of the remaining unissued shares of preferred stock without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless conditions set forth in the Delaware General Corporation Law are met.


                                 USE OF PROCEEDS

        Each time we issue our common stock or securities convertible into or exercisable for our common stock, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock or securities convertible into or exercisable for our common stock for working capital and general corporate purposes.

                                 DIVIDEND POLICY

        We have never declared or paid any cash dividend on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and other relevant factors.


                              PLAN OF DISTRIBUTION

        We have engaged Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering on a best efforts basis. Ladenburg Thalmann has agreed with us that it will seek to identify institutional investors who may wish to purchase our common stock or securities convertible into or exercisable for our common stock from time to time on specific terms to be negotiated between us and such institutional investors. Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether Ladenburg Thalmann does or does not successfully identify others to purchase our securities. Also, Ladenburg Thalmann has advised us that they will not purchase any of our securities for their own account or for any discretionary accounts managed by them.

        Subject to certain potential continuing payment obligations to Ladenburg Thalmann, our engagement with Ladenburg Thalmann is for a period ending on the earliest of: (i) the placement of all of the securities; (ii) written notice of termination by either us or Ladenburg Thalmann for any reason, effective after written notice of such termination is received by the other party, or (iii) December 31, 2001.

        We have agreed to pay Ladenburg Thalmann a cash placement fee equal to 4% of the gross proceeds to us from each sale. We have also agreed to issue Ladenburg Thalmann common stock purchase warrants at the closing of each placement equal in number to 2% of the gross proceeds from each placement divided by the sale price per share to the investors in such transaction. The exercise price of each warrant shall be 120% of the offering price of the common stock in the particular transaction.

        We have also given Ladenburg Thalmann a $30,000 non-accountable expense allowance. We have also agreed to give Ladenburg Thalmann and Ladenburg Thalmann has agreed to give us customary indemnification against liabilities under the Securities Act.

        Any variance from these placement terms will be disclosed in a prospectus supplement.

                              AVAILABLE INFORMATION

        This prospectus, which constitutes a part of a Registration Statement on Form S-3 filed by us with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, omits certain of the information set forth in the registration statement. For further information with respect to us and our common stock offered by this prospectus, reference is made by this prospectus to such registration statement, exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the registration statement, including the exhibits and schedules to the registration statement, may be inspected without charge at the public reference facilities of the Securities and Exchange Commission described below, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Securities and Exchange Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act of 1934, as amended, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room

1024, Washington, D.C. 20549, and the following regional offices of the Securities and Exchange Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Furthermore, the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. This Web site is located at http://www.sec.gov. Our common stock is quoted on The American Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents or portions of documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:

        1.      Our Annual Report on Form 10-K for the year ended December 31,
                1999;

        2.      Our Quarterly Report on Form 10-Q for the quarter ended March
                31, 2000;

        3.      Our Quarterly Report on Form 10-Q for the quarter ended June 30,
                2000;

        4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and

        5. The description of our common stock contained in our Registration Statement on Form 8-A, as amended, filed with the Securities and Exchange Commission on August 27, 1993, including any amendments or reports filed for the purpose of updating such description.

        All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered by this prospectus have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed modified or superseded for purposes of this prospectus to the extent that a subsequent statement contained in or incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501, telephone (510) 865-8800, Attn: S. Kumar Chandrasekaran, Ph.D., Chairman of the Board, President and Chief Executive Officer.

                                  LEGAL MATTERS

        The legality of the securities offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. INFORMATION CONTAINED ON INSITE VISION'S WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.


                                ----------------

                                TABLE OF CONTENTS


                                          PAGE
                                          ----

Insite Vision Incorporated.................2
Risk Factors...............................3
Use of Proceeds...........................10
Dividend Policy...........................11
Plan of Distribution......................11
Available Information.....................11
Incorporation of Certain Documents by
Reference.................................12
Legal Matters.............................12
Experts...................................12


================================================================================

================================================================================



                                  INSITE VISION
                                  INCORPORATED



                                  COMMON STOCK


                                ----------------
                                   PROSPECTUS
                                ----------------


                                ___________, 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee and the exchange listing fee.


SEC registration fee ..................................      $ 10,000
American Stock Exchange listing fees ..................        37,500
Accounting fees and expenses ..........................        35,000
Legal fees and expenses ...............................        75,000
Printing and engraving expenses .......................         1,500
Miscellaneous fees and expenses .......................         3,500
                                                             --------
Total .................................................      $162,500
                                                             ========


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

        The Registrant's Certificate of Incorporation provides that the Registrant's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant has entered into indemnification agreements with all of its officers and directors, as permitted by the DGCL.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

        (a)    Exhibits


  Exhibit
  Number      Description
  ------      ------------------------------------------------------------------------------

1.1*          Placement Agent Agreement with Ladenburg Thalmann & Co. Inc. dated January 9,
              2001.

5.1*          Opinion of Brobeck, Phleger & Harrison LLP.

23.1*         Consent of Ernst & Young LLP, Independent Auditors.

23.2*         Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as
              Exhibit 5.1).

24.1*         Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

------------

*  Filed herewith.

        (b)    Financial Statement Schedules

        No financial statement schedules are included because they are not required or the required information is included in the financial statements or notes thereto.

ITEM 17.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, InSite Vision Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 2nd day of February, 2001.


                              INSITE VISION INCORPORATED

                              By    /S/ Kumar Chandrasekaran, Ph.D.
                              ----------------------------------------------
                              S. Kumar Chandrasekaran, Ph.D.
                              Chairman of the Board, President,
                              Chief Executive Officer and Chief Financial
                              Officer (on behalf of the registrant and as
                              Principal Executive and Financial Officer)

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint jointly and severally, S. Kumar Chandrasekaran as his or her true and lawful attorney in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:

                     NAME                                       TITLE                       DATE
                     ----                                       -----                       ----
      /s/ S. Kumar Chandrasekaran, Ph.D.          Chairman of the Board, President,    February 2, 2001
---------------------------------------------        Chief Executive Officer and
        S. Kumar Chandrasekaran, Ph.D.                  Chief Financial Officer
                                                  (Principal Executive Officer and
                                                  Principal Financial and Accounting
                                                               Officer)


       /s/ Mitchell H. Friedlaender, M.D.                      Director                February 2, 2001
---------------------------------------------
        Mitchell H. Friedlaender, M.D.

              /s/ John L. Mattana                              Director                February 2, 2001
---------------------------------------------
                John L. Mattana

              /s/ Jon S. Saxe                                  Director                February 2, 2001
---------------------------------------------
                 Jon S. Saxe

                                  EXHIBIT INDEX


 EXHIBIT
  NUMBER     DESCRIPTION
  ------     -----------
4.1*         Placement Agent Agreement with Ladenburg Thalmann & Co. Inc. dated January 9, 2001.


5.1*         Opinion of Brobeck, Phleger & Harrison LLP.

23.1*        Consent of Ernst & Young LLP, Independent Auditors.

23.2*        Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as
             Exhibit 5.1).

24.1*        Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

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*       Filed herewith.